Exhibit 99.1

Select Energy Services Reports First Quarter 2021 Financial Results And Operational Updates

Revenue of $144 million generated during the first quarter of 2021, up 8% sequentially

Commenced operations at two water reuse and recycling projects in the Midland and Delaware basins during the first quarter of 2021

Total available liquidity of $262 million, including $160 million of cash and cash equivalents, and no bank debt outstanding at the end of the first quarter of 2021

Completed investment in ICE Thermal Harvesting ("ICE"), a new venture focused on providing zero-emission geothermal electric power to industrial consumers across multiple sectors

HOUSTON, May 4, 2021 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of sustainable water and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the quarter ended March 31, 2021.

John Schmitz, Chairman of the Board, President and CEO, stated, "During the first quarter, we continued to see revenue improvements across all of our business segments with 8% consolidated revenue growth, led by our Oilfield Chemicals segment. Overall industry activity improved sequentially during the first quarter despite challenging winter storm weather conditions in February, which resulted in supply chain disruptions and roughly a week of lost revenue, negatively impacting our overall margin performance during the first quarter. Looking forward, with COVID-19 vaccine rollouts expanding, governments providing strong economic support, and oil demand steadily improving, we feel confident that steadying commodity prices should support continued constructive activity growth throughout the rest of the year. We believe revenues will grow to $160 – $170 million in the second quarter, with Adjusted EBITDA margins recovering from the weather-related compression seen in the first quarter to a range of 5 –7%.

"Our primary strategic objectives remain as outlined previously. We will drive value in this company, through improving and growing the base business in a recovering activity environment and advancing our leading position in integrated and sustainable full life cycle water and chemicals through our FluidMatch™ solutions, through deploying our expertise in water and chemicals across the value chain and through evaluating strategic investment opportunities and M&A. There's a lot of opportunity out there, and I'm confident we can execute our strategy.

"We continue to look for more ways to improve the business, and in doing so, we recently completed an organizational realignment, starting with the appointment of Michael Skarke as EVP and COO. Michael has been a longtime partner of mine, having joined the Company in 2009, and has served in a number of leadership roles within the organization across both Operations and Finance. He will oversee all aspects of the operational organization with a particular emphasis on the further integration of our efforts to support the total water and fluids life cycle. This realignment will also support further commercialization of integrated solutions on a regional basis, while allowing us to more efficiently control costs, drive margin improvement and take advantage of our significant operating leverage and further our initiatives around sustainable water and chemical solutions.

"As previously disclosed, we recently partnered with two blue-chip operators in the core of the Permian Basin to construct and operate two water recycling facilities supported by long-term contracts. These projects commenced operations in the first quarter and are off to very promising starts. This infrastructure streamlines our customers' water logistics, reduces their costs and helps our customers achieve their ESG targets by reducing their environmental impact through reduced fresh water usage and reduced waste disposal. We have already seen success in further commercializing these facilities, with two more customers either currently sending or contracted to send volumes during the second quarter, and the additional pull through of various service lines related to these facilities.

"While we continue to find new and interesting ways to invest in growth, we have also further demonstrated the asset-light nature of our base business model by limiting net capex during the first quarter to $2.2 million and, accordingly, we have reduced our full year net capex guidance to $30 – $40 million, which includes $10 – $20 million of targeted growth projects. Though working capital remained a modest headwind during the first quarter, we continue to project positive free cash flow generation for the full year in 2021.

"We are also furthering our efforts to innovate and find new ways to diversify our capabilities and advance our initiatives around the energy transition. As part of this effort, we are pleased to announce a strategic investment in ICE Thermal Harvesting. ICE is a new venture focused on providing zero-emission geothermal electric power to the oil and gas industry as well as industrial consumers across multiple sectors. We are excited to collaborate with the ICE team as both capital and strategic partners and look forward to the growth opportunities ahead for the business.

"Select sits in a very strong position in the marketplace, with no bank debt, strong cash flow capabilities and a substantial cash balance. In addition to this financial strength, we have the ability to leverage our competitive strengths as the oil and gas industry's leading sustainable water and chemical solutions provider to expand into new areas or other industries to take advantage of the energy transition. We are very excited about these recent water recycling and energy transition investments, and we continue to believe that additional opportunities lie ahead, particularly as we begin to see the benefits of the momentum in the activity landscape," concluded Schmitz.

Consolidated Financial Information

Revenue for the first quarter of 2021 was $143.7 million as compared to $133.3 million in the fourth quarter of 2020 and $278.3 million in the first quarter of 2020. Net loss for the first quarter of 2021 was $27.4 million as compared to a net loss of $21.2 million in the fourth quarter of 2020 and a net loss of $291.2 million in the first quarter of 2020, which was primarily impacted by impairments of Goodwill and other items.

Gross loss was $4.4 million in the first quarter of 2021 as compared to a gross loss of $3.9 million in the fourth quarter of 2020 and gross profit of $15.3 million in the first quarter of 2020. Total gross margin for Select was (3.1%) in the first quarter of 2021 as compared to (3.0%) in the fourth quarter of 2020 and 5.5% in the first quarter of 2020. Gross margin before depreciation and amortization ("D&A") for the first quarter of 2021 was 12.0% as compared to 14.5% for the fourth quarter of 2020 and 14.9% for the first quarter of 2020.

SG&A during the first quarter of 2021 was $19.9 million as compared to $15.5 million during the fourth quarter of 2020 and $25.3 million during the first quarter of 2020. SG&A during the first quarter of 2021 was impacted by $3.2 million of non-recurring severance costs relating to our recent CEO transition and $0.4 million of non-recurring transaction costs.

Adjusted EBITDA was $0.9 million in the first quarter of 2021 as compared to $10.2 million in the fourth quarter of 2020 and $23.7 million in the first quarter of 2020.

Select's consolidated Adjusted EBITDA during the first quarter of 2021 includes $5.9 million of non-recurring or non-cash adjustments, including $3.2 million of non-recurring executive severance costs, $0.7 million of non-cash losses on asset sales, $0.4 million of transaction costs, and $0.1 million in lease abandonment costs. Non-cash compensation expense accounted for an additional $1.4 million adjustment. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit (loss) and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Business Segment Information

The Water Services segment generated revenues of $64.2 million in the first quarter of 2021, as compared to $59.9 million in the fourth quarter of 2020 and $149.5 million in the first quarter of 2020. Gross margin before D&A for Water Services was 3.0% in the first quarter of 2021 as compared to 7.0% in the fourth quarter of 2020 and 13.6% in the first quarter of 2020. Revenues improved 7.2% sequentially driven primarily by activity improvements, while margins were impacted by weather disruptions during February. We anticipate increasing completions activity and modest pricing improvements supporting revenue and margin gains in the second quarter.

The Water Infrastructure segment generated revenues of $37.8 million in the first quarter of 2021 as compared to $36.1 million in the fourth quarter of 2020 and $57.8 million in the first quarter of 2020. Gross margin before D&A for Water Infrastructure was 30.2% in the first quarter of 2021 as compared to 30.7% in the fourth quarter of 2020 and 17.2% in the first quarter of 2020. Sequential revenue increases were largely driven by increased water sales and the early contributions of the new recycling facilities. We anticipate revenues holding relatively steady during the second quarter, with increased recycling revenues offsetting declines in our Bakken Pipeline volumes driven by the seasonal breakup period, which we expect to result in modest margin decreases during the second quarter.

The Oilfield Chemicals segment generated revenues of $41.7 million in the first quarter of 2021, as compared to $37.3 million in the fourth quarter of 2020 and $71.0 million in the first quarter of 2020. Gross margin before D&A for Oilfield Chemicals was 9.5% in the first quarter of 2021 as compared to 12.7% in the fourth quarter of 2020 and 15.7% in the first quarter of 2020. Revenues improved 11.9% sequentially driven by activity improvements and strong growth in the segment's water treatment solutions. Gross margins were impacted by increased raw materials pricing and significant supply chain disruptions resulting from the winter storms in February. We anticipate strong sequential revenue growth in this segment during the second quarter, with margins returning to levels similar to the fourth quarter of 2020, driven by increasing demand for our water treatment chemical solutions and strong demand recovery for completion chemicals following the winter disruptions in the first quarter.

Cash Flow and Capital Expenditures

Cash flow from operations for the first quarter of 2021 was ($3.9) million as compared to ($14.0) million in the fourth quarter of 2020 and $46.7 million in the first quarter of 2020. Cash flow from operations during the first quarter of 2021 included a $3.0 million use of cash from net working capital changes. Capital expenditures for the first quarter of 2021 were $2.2 million, net of ordinary course asset sales during the quarter of $2.3 million. Cash flow from operations less capital expenditures, net of asset sales, was ($6.1) million during the first quarter of 2021.

Additionally, cash flow from investing activities was reduced by the Company's recent investment in ICE Thermal Harvesting, a new venture focused on providing zero-emission geothermal electric power to industrial consumers across multiple sectors.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $160.0 million as of March 31, 2021 as compared to $169.0 million as of December 31, 2020.

The Company had no borrowings outstanding under its revolving credit facility as of March 31, 2021 and December 31, 2020. As of March 31, 2021 and December 31, 2020, the borrowing base under the revolving credit facility was $117.8 million and $96.4 million, respectively. The Company had available borrowing capacity under its revolving credit facility as of March 31, 2021 and December 31, 2020, of approximately $102.2 million and $80.8 million, respectively, after giving effect to $15.6 million of outstanding letters of credit as of each reporting date.

Total liquidity was $262.2 million as of March 31, 2021, as compared to $249.8 as of December 31, 2020. The Company had 84,989,945 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding during the first quarter of 2021.

Conference Call

Select has scheduled a conference call on Wednesday, May 5, 2021 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through May 19, 2021 and may be accessed by calling 201-612-7415 using passcode 13718587#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. and its consolidated subsidiaries (collectively referred to as "Select" or the "Company") is a leading provider of sustainable water and chemical solutions to the oil and gas industry. Select develops, manufactures and delivers a full suite of chemical products for use in oil and gas well completion and production operations as well as integration into the full water life-cycle. These solutions are supported by the Company's critical water infrastructure assets and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the continued success of the Company. For more information, please visit Select's website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "project," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended March 31,
	2021	2020
Revenue
Water Services	$64,223	$149,511
Water Infrastructure	37,803	57,762
Oilfield Chemicals	41,716	71,012
Total revenue	143,742	278,285
Costs of revenue
Water Services	62,324	129,114
Water Infrastructure	26,399	47,813
Oilfield Chemicals	37,766	59,876
Other	—	4
Depreciation and amortization	21,650	26,182
Total costs of revenue	148,139	262,989
Gross (loss) profit	(4,397)	15,296
Operating expenses
Selling, general and administrative	19,894	25,289
Depreciation and amortization	649	685
Impairment of goodwill and trademark	—	276,016
Impairment and abandonment of property and equipment	—	3,184
Lease abandonment costs	104	953
Total operating expenses	20,647	306,127
Loss from operations	(25,044)	(290,831)
Other (expense) income
Losses on sales of property and equipment and divestitures, net	(579)	(435)
Interest expense, net	(435)	(331)
Foreign currency gain (loss), net	3	(46)
Other (expense) income, net	(1,629)	259
Loss before income tax benefit	(27,684)	(291,384)
Income tax benefit	263	164
Net loss	(27,421)	(291,220)
Less: net loss attributable to noncontrolling interests	4,314	45,358
Net loss attributable to Select Energy Services, Inc.	$(23,107)	$(245,862)

Net loss per share attributable to common stockholders:
Class A—Basic	$(0.27)	$(2.86)
Class B—Basic	$—	$—

Net loss per share attributable to common stockholders:
Class A—Diluted	$(0.27)	$(2.86)
Class B—Diluted	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$160,021	$169,039
Accounts receivable trade, net of allowance for credit losses of $8,617 and $9,157, respectively	140,016	129,392
Accounts receivable, related parties	332	69
Inventories	34,410	33,384
Prepaid expenses and other current assets	20,774	19,621
Total current assets	355,553	351,505
Property and equipment	870,091	878,902
Accumulated depreciation	(537,199)	(528,537)
Total property and equipment, net	332,892	350,365
Right-of-use assets, net	49,881	52,331
Other intangible assets, net	113,463	116,079
Other long-term assets, net	6,869	5,079
Total assets	$858,658	$875,359
Liabilities and Equity
Current liabilities
Accounts payable	$24,847	$12,995
Accrued accounts payable	23,177	21,359
Accounts payable and accrued expenses, related parties	946	519
Accrued salaries and benefits	14,996	16,279
Accrued insurance	9,458	9,788
Sales tax payable	2,488	1,415
Accrued expenses and other current liabilities	13,325	12,077
Current operating lease liabilities	13,968	14,019
Current portion of finance lease obligations	287	307
Total current liabilities	103,492	88,758
Long-term operating lease liabilities	57,834	60,984
Other long-term liabilities	19,383	19,735
Total liabilities	180,709	169,477
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 87,856,767 shares issued and outstanding as of March 31, 2021; 350,000,000 shares authorized and 86,812,647 shares issued and outstanding as of December 31, 2020	879	868
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of March 31, 2021 and December 31, 2020	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of March 31, 2021 and December 31, 2020	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	910,688	909,278
Accumulated deficit	(340,354)	(317,247)
Total stockholders' equity	571,375	593,061
Noncontrolling interests	106,574	112,821
Total equity	677,949	705,882
Total liabilities and equity	$858,658	$875,359

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(27,421)	$(291,220)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	22,299	26,867
Net loss on disposal of property and equipment and divestitures	579	435
Bad debt expense	300	2,385
Amortization of debt issuance costs	172	172
Inventory write-downs	54	48
Equity-based compensation	1,422	574
Impairment of goodwill and trademark	—	276,016
Impairment and abandonment of property and equipment	—	3,184
Unrealized loss on short-term investment	1,831	—
Other operating items, net	(129)	(47)
Changes in operating assets and liabilities
Accounts receivable	(11,187)	34,992
Prepaid expenses and other assets	(2,696)	6,633
Accounts payable and accrued liabilities	10,903	(13,328)
Net cash (used in) provided by operating activities	(3,873)	46,711
Cash flows from investing activities
Proceeds received from divestitures	—	85
Purchase of property and equipment	(4,534)	(11,338)
Purchase of equity method investment	(2,000)	—
Proceeds received from sales of property and equipment	2,316	5,768
Net cash used in investing activities	(4,218)	(5,485)
Cash flows from financing activities
Payments of finance lease obligations	(75)	(65)
Proceeds from share issuance	14	27
Contributions from noncontrolling interests	—	383
Repurchase of common stock	(874)	(6,636)
Net cash used in financing activities	(935)	(6,291)
Effect of exchange rate changes on cash	8	(61)
Net (decrease) increase in cash and cash equivalents	(9,018)	34,874
Cash and cash equivalents, beginning of period	169,039	79,268
Cash and cash equivalents, end of period	$160,021	$114,142

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures and plus/(minus) foreign currency losses/(gains). We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit (loss) is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2020.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
(unaudited) (in thousands)	March 31, 2021	December 31, 2021	March 31, 2020
Net loss	$(27,421)	$(21,208)	$(291,220)
Interest expense, net	435	503	331
Income tax benefit	(263)	(981)	(164)
Depreciation and amortization	22,299	23,901	26,867
EBITDA	(4,950)	2,215	(264,186)
Non-recurring severance expenses	3,225	—	3,502
Non-cash compensation expenses	1,422	1,706	574
Non-cash loss on sale of assets or subsidiaries	697	2,866	1,627
Non-recurring transaction costs	412	1,289	12
Lease abandonment costs	104	1,857	953
Impairment of goodwill and trademark	—	—	276,016
Impairment and abandonment of property and equipment	—	—	3,184
Yard closure costs related to consolidating operations	—	—	1,950
Other non-recurring charges	—	347	—
Foreign currency gain, net	(3)	(45)	46
Adjusted EBITDA	$907	$10,235	$23,678

The following table presents a reconciliation of gross profit before D&A to total gross profit (loss), which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
(unaudited) (in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Gross (loss) profit by segment
Water services	$(11,156)	$(9,646)	$3,241
Water infrastructure	5,149	4,091	2,921
Oilfield chemicals	1,610	2,316	9,138
Other	—	(703)	(4)
As reported gross (loss) profit	(4,397)	(3,942)	15,296

Plus depreciation and amortization
Water services	13,055	13,833	17,156
Water infrastructure	6,255	6,992	7,028
Oilfield chemicals	2,340	2,408	1,998
Other	—	—	—
Total depreciation and amortization	21,650	23,233	26,182

Gross profit before D&A	$17,253	$19,291	$41,478

Gross profit (loss) before D&A by segment
Water services	1,899	4,187	20,397
Water infrastructure	11,404	11,083	9,949
Oilfield chemicals	3,950	4,724	11,136
Other	—	(703)	(4)
Total gross profit before D&A	$17,253	$19,291	$41,478

Gross margin before D&A by segment
Water services	3.0%	7.0%	13.6%
Water infrastructure	30.2%	30.7%	17.2%
Oilfield chemicals	9.5%	12.7%	15.7%
Other	n/a	n/a	n/a
Total gross margin before D&A	12.0%	14.5%	14.9%

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com